CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                           MONTHLY REPORT - March 2007
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (1,781,678.928 units) at February 28, 2007       $5,377,913,280
Additions of 3,474.661 units on March 31, 2007                       10,133,211
Redemptions of (20,984.710) units on March 31, 2007                 (61,198,142)
Offering Costs                                                         (525,761)
Net Income (Loss) - March 2007                                     (181,446,037)
                                                                 --------------

Net Asset Value (1,764,168.879 units) at March 31, 2007          $5,144,876,551
                                                                 ==============

Net Asset Value per Unit at March 31, 2007                       $     2,916.32
                                                                 ==============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                     $ (165,413,315)
    Change in unrealized                                             75,471,252
  Gains (losses) on forward and options on forward contracts:
    Realized                                                        (36,519,004)
    Change in unrealized                                            (45,501,449)
  Interest income                                                    22,337,565
                                                                 --------------

                                                                   (149,624,951)
                                                                 --------------

Expenses:
  Brokerage fee                                                      31,601,922
  Performance fee                                                             0
  Operating expenses                                                    219,164
                                                                 --------------

                                                                     31,821,086
                                                                 --------------

Net Income (Loss) - March 2007                                   $ (181,446,037)
                                                                 ==============

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on March 31, 2007                       $    2,916.32

Net Asset Value per Unit on February 28, 2007                    $    3,018.45

Unit Value Monthly Gain (Loss) %                                         (3.38)%

Fund 2007 calendar YTD Gain (Loss) %                                     (6.80)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                       /s/ Theresa D. Becks
                                       -----------------------------------------
                                       Theresa D. Becks, Chief Financial Officer
                                       Campbell & Company, Inc.
                                       General Partner
                                       Campbell Strategic Allocation Fund, L.P.

                                       Prepared without audit

Dear Investor,

Global economic concerns lead to negative performance and risk reduction...

Global economic worries that were sparked at the end of February continued through the early part of March. All major market sectors experienced increased volatility accompanied by sharply higher short-term correlation. Whipsaw activity in foreign exchange, fixed income and equities led to negative performance in all of these sectors, which were the primary drivers of the month's losses.

Risk levels for the Fund were reduced early in the month in response to market conditions, and have been restored to normal levels as conditions have warranted.

On a personal note, my oral cancer has unfortunately returned. As a result, I have made the decision to retire from the position of President and CEO of Campbell & Company. I will continue to be involved as an advisor to the firm in the role of Vice Chairman of the Board of Directors, and I look forward to advising the Campbell Executive Committee in that capacity as soon as I return to good health.

I am pleased to inform you that concurrent with my transition to Vice Chairman, Terri Becks (CFO and a 16 year veteran to Campbell) has been appointed President and CEO.

If you have any questions, please do not hesitate to contact Terri Becks.

Sincerely,

Bruce Cleland
Vice Chairman
Campbell & Company, Inc.